Exhibit 10.10

AGREEMENT

FOR

SERVICES

BETWEEN

ADMA BIOLOGICS LLC

AND

ARETH Inc.

AGREEMENT FOR
PROFESSIONAL SERVICES

AGREEMENT FOR
SERVICES

THIS AGREEMENT, made and executed as of the 23 day of July, 2007 by and between ADMA BIOLOGICS LLC , a Delaware corporation, with a place of business at 65 Commerce Way, Hackensack, NEW JERSEY 07601 (hereinafter called “ADMA”) and ARETH INC., a New Jersey corporation, with a place of business at 65 Commerce Way, Hackensack, New Jersey 07601 (hereinafter called “ ARETH”), collectively referred to herein as “Parties”, provides as follows:

ARTICLE I
GENERAL OBLIGATIONS OF ARETH

ADMA has entered into several contracts to conduct clinical trials for and manufacture plasma derived product and seeks to engage ARETH to supplement its own staff and capabilities.  The scope of services (hereinafter “Services”) to be provided to ADMA is stated herein and shall generally consist of Warehousing, Office Space, Shipping, Handling, Receiving, Inventory Control, Clinical Trial Drug Management, IT, Telephone, Mail, Scanning and all other general and administrative services as reasonably requested by ADMA.

ARTICLE II
COMPENSATION

ARETH will be compensated for Services as set forth in Exhibit A.

ARTICLE III
PAYMENTS

ARETH shall submit to ADMA a request for payment (invoice) of all services and other reimbursable costs incurred during the previous calendar month period.  ADMA for its part agrees to make payments to ARETH, in the full amount stated in the invoice or request for payment within 10 days.

ARTICLE IV
PERIOD OF SERVICE

ARETH and its affiliates, shall make its best efforts to complete its Services for ADMA within the time period set by ADMA.  If ARETH is unable to perform services as requested by ADMA, ARETH agrees to notify ADMA within 24 hours of its determination.

ARTICLE V
CHANGES IN SCOPE OF SERVICES

ADMA may, at any time, make changes in the scope of Services or in the definition of Services to be performed upon mutually agreement of the parties.  In the event ADMA notifies ARETH of its desire to make a change in the scope of Services that may change the cost of performance, ARETH shall, within ten (10) working days after receiving such notice, give ADMA notification of any potential change in price for the Services.

ARTICLE VI
WARRANTY

A.           ARETH guarantees that its Services will be performed in accordance with generally accepted standards in the industry and in accordance with its internal SOP’s.

B.           ARETH’s guarantees shall not apply when the defect is due to a natural disaster, weather, storm, lightening, fire, flood, terrorist attack or other act of god out of ARETH’s direct control.

C.           All representations, warranties and guarantees made by ARETH in connection with its Services are limited to those set forth in this Article VI.  IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE SPECIFICALLY EXCLUDED.  For any deficiencies in the Services, ADMA shall be restricted to the remedies expressly set forth in this Article VI; such remedies are ADMA’s sole and exclusive remedies and ADMA hereby waives any and all other remedies, whether at law or in equity, and regardless of whether the claim is asserted under contract, tort (including the concurrent or sole and exclusive negligence of ARETH), strict liability or otherwise.

ARTICLE VII
INDEMNIFICATION

A.           Subject to Section B below, ARETH will defend, indemnify and hold ADMA harmless from all claims, liabilities, demands, costs, expenses (including attorneys’ fees) and causes of action arising out of third party claims for bodily injury (including death) and damage to tangible property to the extent caused by a negligent act or omission of ARETH, its employee or subconsultant.

B.           ADMA hereby agrees to release, waive all rights of subrogation against, defend, indemnify and hold ARETH harmless from all claims, liabilities, demands, costs, expenses (including attorneys’ fees) and causes of action arising out of bodily injury (including death) to any person or damage or loss to any property (“Harms”), irrespective of ARETH’s fault (including, without limitation, breach of contract, tort including concurrent or sole and exclusive negligence, strict liability or otherwise of ARETH), when the Harms result from (i) the handling of specific products, materials specifically requested by ADMA, including but not limited to, human plasma, biological pharmaceuticals, by-products, clinical trial supplies, clinical trial samples, specimens, and other related equipment, supplies or chemicals (ii) errors or omissions in ARETH’ Services due to ARETH being required, directly or indirectly, by ADMA to take certain actions contrary to the recommendations of ARETH; (iii) errors or omissions in ARETH’ Services while assisting in the commissioning, start-up or operation of ADMA’s facilities; and (iv) the acts, errors, omissions or negligence of ADMA.

ARTICLE VIII
LIMITATION OF LIABILITY

The total aggregate liability of ARETH arising out of the performance or breach of this Agreement shall not exceed $100,000.  Notwithstanding any other provision of this Agreement, ARETH shall have no liability to the ADMA for contingent, consequential or other indirect damages including, without limitation, damages for loss of use, revenue or profit; operating costs and facility downtime; or other similar business interruption losses, how ever the same may be caused.  The limitations and exclusions of liability set forth in this Article shall apply regardless of the fault, breach of contract, tort (including the concurrent or sole and exclusive negligence), strict liability or otherwise of ARETH, its employees or subconsultants.

ARTICLE IX
INSURANCE

A.           During the term of this Agreement, ARETH shall, at its sole expense, secure and maintain in force policies of insurance of the following types:

1.	Workers’ compensation coverage in accordance with the statutory requirements of the jurisdiction in which services are to be performed.

2.	Employer’s liability insurance with a minimum of $250,000.

3.	Comprehensive General Liability Insurance, subject to a limit for bodily injury and property damage combined of at least $1,000,000 aggregate.

4.	Automobile liability insurance subject to a limit for bodily injury and property damage combined, of at least $1,000,000 per occurrence.

B.           If requested, ARETH shall furnish ADMA certificates of insurance evidencing the insurance coverages required in this Article IX.  The certificates shall stipulate that should any of the above insurance policies be cancelled before the termination of this Agreement, the issuing company will endeavor to mail thirty (30) days’ written notice to ADMA.

C.           As between ARETH and ADMA, ADMA agrees to insure (or at its election to self-insure) its existing property and the facilities which are the subject of the ARETH’ services, from risks insurable under Fire and Extended Coverage, All Risk Builder’s Risk, and Business Interruption Insurance policies.  ADMA hereby waives any rights which it or its insurers may have against ARETH for any damages, losses or expenses resulting from the risks to be insured (or self-insured) by ADMA or its contractors on the facilities which are the subject of ARETH’ Services, and ADMA agrees to include ARETH as an additional insured in all such policies and in any waiver of rights obtained by ADMA from its contractor with respect to property damage insurance carried by such contractor.

ARTICLE X
RELATIONSHIP OF ARETH TO ADMA

Subject to the applicability of Article XIX, the ARETH shall be and shall operate as an independent contractor with respect to the Services performed under this Agreement and shall not be nor operate as an agent or employee of ADMA.  This Agreement is not intended to be one of hiring under the provisions of a Workers’ Compensation statute or other law and shall not be so construed.

ARTICLE XI
PERSONNEL

ARETH agrees that during ARETH’ performance of Services hereunder, adequate provision shall be made to staff and retain the services of such competent personnel as may be appropriate or necessary for the performance of such Services.  ADMA shall have the right to review the personnel assigned by ARETH, and ARETH shall remove any personnel not acceptable to ADMA.  ARETH may remove personnel assigned to the Project without ADMA’s prior approval, provided the progress of the Services shall not be unreasonably impaired.

ARTICLE XII
OWNERSHIP OF INSTRUMENTS OF SERVICE AND DATA

A.           All materials and information that are the property of ADMA and all copies or duplications thereof shall be delivered to ADMA by ARETH, if requested by ADMA, upon completion of Services.  ARETH may retain one complete set of reproducible copies of all of its instruments of service.

B.           ARETH agrees they have no right, title or claim to the work, drug, programs, data which is preformed and conducted by ADMA.

C.           ADMA agrees that they have no right, title or claim to the work, business, SOP’s, computer hardware, computer software, staff, buildings, assets or other data and work performed by ARETH or its affiliates in the premises or for services rendered under this agreement.

ARTICLE XIII
PERMITS AND LICENSES

ARETH represents to ADMA that it has and will maintain during the performance of the Services under this Agreement any permits or licenses which, under the regulations of federal, state, or local governmental authority, it may be required to maintain in order to perform the Services.

ARTICLE XIV
ADHERENCE TO LAWS

ARETH shall adhere to federal, state, and local laws, rules, regulations, and ordinances applicable to performance of the Services hereunder including, without limitation, all applicable provisions of federal and state law relating to equal employment opportunity and non-discrimination.

ARTICLE XV
NONDISCLOSURE OF PROPRIETARY AND
CONFIDENTIAL MATERIALS

ADMA and ARETH agree that any disclosure will be made on the following basis:

A.           Confidential ADMA Information (“Primary Data”) disclosed to ARETH which is identified in writing by ADMA as proprietary to ADMA shall be: (1) safeguarded, (2) maintained in confidence, and (3) made available by ARETH only to those of its employees or others who have a need-to-know and agree to equivalent conditions pertaining to nondisclosure as contained herein.

B.           Upon completion of the Project or sooner if ADMA so requests, the ARETH shall return to ADMA’s representative all Primary Data furnished to the ARETH under this Agreement and shall, if requested, deliver to the ADMA’s representative all drawings, schedules, calculations, and other documents generated by ARETH for use in connection with the Project (“Secondary Data”).

C.           ARETH shall not use for itself or to disclose to third parties any Primary Data or Secondary Data without the prior written consent of Owner.

D.           The nondisclosure obligations pertaining to Primary and Secondary Data shall terminate three (3) years from date ARETH’s association with this Project terminates.  The nondisclosure obligations shall not apply to any data which:

1.	Was known to the ARETH (and previously unrestricted) before disclosure of Primary Data to ARETH under this Agreement or before generation of Secondary Data;

2.	Is subsequently acquired by the ARETH from a third party who is not in default of any obligation restricting the disclosure of such information; or

3.	Is subsequently available or becomes generally available to the public.

E.           Notwithstanding this nondisclosure obligation, ARETH may nevertheless draw upon its experience in its future association with other ADMAs.

ARTICLE XVI
FORCE MAJEURE

Any delays in or failure of performance by ARETH or ADMA, other than the payment of money, shall not constitute default hereunder if and to the extent such delays or failures of performance are caused by occurrences beyond the reasonable control of ADMA or ARETH, as the case may be, including but not limited to, acts of God or the public enemy; compliance with any order or request of any governmental authority; fires, floods, explosion, accidents; riots, strikes or other concerted acts of workmen, whether direct or indirect; or any causes, whether or not of the same class or kind as those specifically named above, which are not within the reasonable control of ADMA or ARETH respectively.  In the event that any event of force majeure as herein defined occurs, ARETH shall be entitled to a reasonable extension of time for performance of its Services under this Agreement.

ARTICLE XVII
LIMITED AGENCY — PROCUREMENT SERVICES

If this Agreement authorizes ARETH to perform procurement Services, the following terms will apply:

A.           ADMA appoints ARETH as its Agent, and ARETH accepts such appointment to purchase in ADMA’s name and on behalf of ADMA, equipment, materials, supplies and services in connection with the project.

B.           Such purchases shall be made by a special purchase order provided by ADMA, or such other forms, terms and conditions, or modifications or revisions to said forms as ADMA may in its sole discretion at any time instruct ARETH to use.  ARETH shall furnish ADMA with a copy of the purchase order document at the time the purchase order is issued.  All purchases shall be carried out in accordance with the procedures mutually agreed upon by ADMA and ARETH.

C.           ARETH shall not have authority to accept or bind ADMA in any way to changes, modifications, revisions, alterations, amendments, or supplemental, additional, or different terms and conditions (hereinafter referred to as “deviations”) which may be submitted or requested by a vendor or contractor.  ARETH shall immediately submit any deviations from ADMA’s standard terms and conditions to ADMA for review by ADMA’s Purchasing Manager or his representative and such deviations shall not be accepted by ARETH unless ARETH receives express written approval thereof from ADMA’s Purchasing Manager or his representative.

D.           All purchase orders issued by ARETH hereunder shall be signed by ARETH for ADMA.  The ownership and title of all items purchased hereunder shall pass directly from the selling party to ADMA, and ARETH shall at no time be a party to such transaction other than as agent of ADMA unless requested by ADMA to do so.  ADMA shall have the unilateral right to have the commitment authority of ARETH, its employee or this limited agency authorization in its entirety revoked and cancelled at any time, with or without cause.  ADMA shall be obligated directly to the selling party for all payments for materials, equipment, supplies and services procured hereunder.

E.           ARETH shall maintain at all times at its offices in Hackensack, NJ, a complete file of all commitments, drawings, specifications, insurance certificates, guarantees and warranties relating to its work on behalf of ADMA, and these shall remain the property of ADMA and shall be turned over to ADMA at the conclusion of the project.

F.           The agency relationship created hereby shall be limited to the purchase of materials, equipment, supplies and services for the project and to such ancillary activities as may be necessary or appropriate in connection therewith, including but not limited to, freight movement, freight consolidation and freight forwarding; expediting of deliveries of purchased items, and receiving reports for such items when they arrive at the project.

G.           ARETH shall not have authority to make any representation on behalf of ADMA or to commit ADMA in any way beyond the express authority granted by this Article XIX, unless otherwise granted by ADMA in writing.

H.           ADMA shall hold ARETH and its employees harmless from any claims, suits or liabilities arising out of any breach or other failure of performance by any contractor, vendor or supplier under any contract or purchase order issued by ARETH hereunder.

I.           ARETH shall give ADMA immediate notice in writing of any action, suit or lien filed or to be filed, and prompt notice of any claim made against ADMA or ARETH by any vendor, contractor or subcontractor which may result in litigation or a lien in any way related to the project.  ARETH’s liability for its Services is as stated in Article VI and, except for the gross negligence or willful misconduct of ARETH or its employees, ADMA will defend and indemnify ARETH from any actions, suits, liens or claims asserted by any vendor, contractor or subcontractor.

ARTICLE XVIII
ADDITIONAL SERVICES

If this Agreement includes the furnishing of construction consulting Services by ARETH, the following terms will apply:

A.           If ARETH is called upon to observe the work of ADMA’s construction service contractor(s) for the detection of defects or deficiencies in such work, ARETH will not bear any responsibility or liability for such defects or deficiencies or for the failure to so detect.  ARETH shall not make inspections or reviews of the safety programs or procedures of the construction service contractor(s), and shall not review their work for the purpose of ensuring their compliance with safety standards.

B.           ARETH shall not assume any responsibility or liability for performance of the construction services, or for the safety of persons and property during construction, or for compliance with federal, state and local statutes, rules, regulations and codes applicable to the conduct of the construction services.

C.           All services performed by others, including construction service contractors and their subcontractors, shall be warranted only by such others and not by the ARETH.

D.           All contracts between ADMA and its construction service contractor(s) shall contain broad form indemnity and insurance clauses in favor of ADMA and ARETH, in a form satisfactory to ARETH.

ARTICLE XIX
GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

ARTICLE XX
ALTERNATE DISPUTE RESOLUTION

A.           ADMA and ARETH understand and appreciate that their long term mutual interests will be best served by affecting a rapid and fair resolution of any claims or disputes which may arise out of the Services performed under this Agreement or from any dispute concerning Agreement terms.  Therefore, both Parties agree to use their best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis.  The first stage of the resolution process shall be negotiations between the respective project managers of the Parties.

B.           If any dispute or claim arising under this Agreement cannot be readily resolved by the Parties pursuant to negotiations between the project managers, the Parties agree to refer the matter to a panel consisting of one (I) executive from each party not directly involved in the claim or dispute for review and resolution_ A copy of the Agreement and other relevant documents, agreed upon facts (and areas of disagreement), and concise summary of the basis for each side’s contentions will be provided to both executives who shall review the same, confer, and attempt to reach a mutual resolution of the issue.

C.           If the dispute has not been resolved under the process set forth in Section B within thirty (30) days after the dispute was first referred to the executive panel, the Parties will attempt to resolve the dispute through non-binding mediation.  If the mediation is to be utilized, the Parties shall select a single unrelated but qualified Mediator who shall conduct a meeting (not to exceed one day) during which each party shall present its version of the facts (supported by relevant documents), its assessment of damages, and its argument.  The Parties shall provide the Mediator with copies of all documents provided to their executives under Section B at least ten (10) days prior to the scheduled date of the mediation meeting.  The Parties may also provide the Mediator with copies of any laws or regulations that they feel are relevant to the dispute.  A copy of the Agreement will be provided to the Mediator.  Formal written arguments, legal memorandum, and live testimony are discouraged but may be permitted at the discretion of the Mediator.  Each party agrees to make any relevant, non-privileged documents available to the other party for its review and use in preparing its position under this clause without the need for subpoena or other court order.

D.           After the presentations of the Parties, the Mediator will meet with both Parties and provide each of them, on a confidential basis, with his/her views of the strengths and weaknesses of their respective positions.  The Parties will then attempt to resolve the matter with the assistance of the Mediator.  If the Parties cannot achieve resolution at the mediation meeting or within forty-eight (48) hours after the close of such meeting, the Mediator will, within fifteen (15) additional days, issue a written, non-binding decision on the disputed issues.

E.           If the matter has not been resolved utilizing the processes set forth above and the Parties are unwilling to accept the non-binding decision of the Mediator, either or both Parties may then elect to pursue resolution through litigation.  In the event of any litigation between the Parties, it is agreed and stipulated that the case shall be heard and decided by the court, without a jury.

F.           The costs of the Mediator shall be borne by the losing party (determined at mediation or through subsequent litigation).  Each Party will bear its own costs of mediation.

ARTICLE XXI
NOTICES AND/OR COMMUNICATIONS

All notices and/or communications to be given under this Agreement shall be in writing and shall be addressed as follows:

To ARETH		To ADMA
Original to:	Jim Komas	Original to:	Jerrold B. Grossman,
Position:	Vice President, Operations	Position:	CEO
Address:	65 Commerce Way	Address:	65 Commerce Way
	Hackensack, NJ 07601		Hackensack, NJ 07601

Either party may, by written notice to the other, change the representative or the address to which such notices, certificates, or communications are to be sent.

ARTICLE XXII
WAIVER

Waiver by either party of any breach or failure to enforce any of the terms and conditions of this Agreement at any time shall not in any way effect, limit, or waive such party’s rights thereafter to enforce and compel strict compliance with all the terms and conditions of this Agreement.

ARTICLE XXIII
SEVERABILITY

Any provision of this Agreement prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Agreement.

ARTICLE XXIV
ENTIRETY OF AGREEMENT

This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and discussions concerning the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to he effective as of the date first above written.

ARETH:	ADMA:

By: [Illegible]	By: Jerrold B. Grossman

Title: Vice-President, Operations	Title: President